Exhibit 99.1 Extraordinary General Meeting May 23, 2025 Final Consolidated Voting Map

Synthetic Map
Deliberation Title	Sub item	Deliberation Value	Number of Votes
1

Ratify the hiring of KPMG AUDITORES INDEPENDENTES, a limited liability company with principal place of business at Verbo Divino Street, No. 1400, 1st to 8th floors, Chácara Santo Antônio, in the City and State of São Paulo, enrolled with the CNPJ/MF under No. 57.755.217/0001-29, registered with the Regional Accounting Council of São Paulo under No. 2SP-014428/O-6 (“KPMG” or the “Appraiser”), to prepare an appraisal report of the value of the shares issued by JBS S.A. to be merged into JBS Participações in connection with the Merger of Shares, based on the book value of the shares issued by JBS S.A. as of December 31, 2024 (“Base Date”) for purposes of verification of the capital increase of JBS Participações, in accordance with article 252 of the Corporation Law (“Appraisal Report”).

Simple Resolution - 1 Item

		Approve Reject Abstain	1,358,831,048 277,197,052 420,974,066

2	Examine, discuss, and resolve on the Appraisal Report prepared by the Appraiser. Simple Resolution - 1 Item	Approve Reject Abstain	1,358,755,127 277,186,213 421,060,826

3

Examine, discuss, and resolve on the Protocol and Justification, which contains all the terms and conditions of the Dual Listing, including the Merger of Shares and Redemption.

Simple Resolution - 1 Item

		Approve Reject Abstain	1,359,249,364 275,545,515 422,207,287

4	Examine, discuss, and resolve on the Merger of Shares in the context of the Dual Listing. Simple Resolution - 1 Item	Approve Reject Abstain	1,359,255,785 275,544,153 422,202,228

5

Examine, discuss, and resolve on the non-listing, due to a legal impediment, of JBS N.V. in the B3 “Novo Mercado” segment, pursuant to the sole paragraph of article 46 of the B3 Novo Mercado Regulations, as a result of which JBS S.A. will cease its shares traded on B3.

Simple Resolution - 1 Item

		Approve Reject Abstain	323,519,739 278,185,053 423,829,976

6

Authorize the management of the Company to take all necessary measures to implement the resolutions that may be approved at the EGM, including, without limitation, the implementation of the Merger of Shares and the resulting subscription of new shares to be issued by JBS Participações as a result of the Merger of Shares, on behalf of the shareholders of the Company.

Simple Resolution - 1 Item

		Approve Reject Abstain	1,357,920,412 276,838,448 422,243,306

7	Examine, discuss, and resolve on the declaration of the Cash Dividend as provided for in the Management Proposal. Simple Resolution - 1 Item	Approve Reject Abstain	1,357,679,400 277,124,025 422,198,741